Exhibit 99.1
Dave & Buster's Appoints New Chief Financial Officer

DALLAS, April 24, 2024 (GLOBE NEWSWIRE) -- Dave & Buster's Entertainment, Inc., (NASDAQ: PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced that it has appointed a new Chief Financial Officer, Darin Harper, who will join the Company on June 17, 2024. The Company’s existing Chief Financial Officer, Michael Quartieri, will continue to serve as Chief Financial Officer until June 16, 2024 to ensure a smooth transition to his successor prior to his previously announced retirement.
“I am thrilled to announce the appointment of Darin Harper as our next Chief Financial Officer,” said Chris Morris, Chief Executive Officer of Dave & Buster’s. “Darin was the obvious choice after an extensive national search for our next CFO. He is an exceptional finance leader and having had the pleasure of working alongside him at various points in my career, I am extremely confident he is the perfect individual to drive our Company’s finance team to new heights. His strategic insights, superior track record of execution, and in-depth knowledge of the out-of-home entertainment space will be a huge asset to our Company and allow him to hit the ground running as we accelerate our growth journey in 2024 and beyond.”
“Dave & Buster's is an iconic brand and the leader in scaled out-of-home entertainment, with a lot of room for growth,” said Darin Harper. “The Company’s strategic plan presents a tremendous amount of tangible upside that I look forward to achieving and made for an easy decision to accept the opportunity. I am excited to rejoin Chris and the rest of the talented management team at this important juncture in the Company’s trajectory as we work together to deliver meaningful shareholder value.”
About Darin Harper
Mr. Harper was previously EVP, Chief Financial Officer for Main Event Entertainment, Inc. from March 2017 through its acquisition by Dave & Buster's in June 2022, overseeing all finance, accounting, legal, risk and audit functions. During his time there, Mr. Harper helped lead the company through significant growth, scaling efficiently while positioning the company for more data-driven analytics, focused on enhancing the guest experience and improving profitability. Contemporaneous with this role, Mr. Harper also served as Group CFO for Main Event's parent company, Ardent Leisure (ASX: CEH), based in Sydney, Australia, from June 2018 through June 2022. Mr. Harper has spent most of his 25+ year finance career in public and private sector multisite consumer, retail, and entertainment brands, including CFO at On the Border Mexican Grill & Cantina and Principal Accounting Officer at Chuck E. Cheese's. Most recently, Mr. Harper was CFO of World Choice Investments, LLC, a leading operator of large, themed family entertainment attractions. Mr. Harper began his career with PricewaterhouseCoopers.
About Dave & Buster's Entertainment, Inc.
Founded in 1982 and headquartered in Coppell, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 223 venues in North America that offer premier entertainment and dining experiences to guests through two distinct brands: Dave & Buster’s and Main Event. The Company has 164 Dave & Buster’s branded stores in 42 states, Puerto Rico, and Canada and offers guests the opportunity to "Eat Drink Play and Watch," all in one location. Each store offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. The Company also operates 59 Main Event branded stores in 20 states across the country, and offers state-of-the-art bowling, laser tag, hundreds of arcade games and virtual reality, making it the perfect place for families to connect and make memories. For more information about each brand, visit daveandbusters.com and mainevent.com.
For Investor Relations Inquiries:
Cory Hatton, VP Investor Relations & Treasurer
Dave & Buster’s Entertainment, Inc.
Cory.Hatton@daveandbusters.com
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